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                                                                   EXHIBIT 10.13

UNION BANK OF CALIFORNIA

                                PROMISSORY NOTE
                                  (BASE RATE)

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Borrower Name: Oacis Healthcare Systems, Inc.

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
Borrower Address:                       Office 001                         Loan Number
  300 Drake's Landing Road, Ste. 1000   -------------------------------------------------------------------------
  Greenbrae, CA 94904                   Maturity Date: March 15, 2003                               Amount
                                                                                                    $3,000,000.00

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                                 $3,000,000.00                Date: June 2, 1998

FOR VALUE RECEIVED, on March 15, 2003, the undersigned ("Debtor") promises to pay to the order of UNION BANK OF CALIFORNIA, N.A. ("Bank"), as indicated below, the principal sum of Three Million and No/100 Dollars ($3,000,000.00), or so much thereof as is disbursed, together with interest on the balance of such principal from time to time outstanding, at the per annum rate or rates and at the times set forth below.

1. PAYMENTS.

     PRINCIPAL PAYMENTS. Debtor shall pay principal in 48 equal consecutive installments, each installment in an amount sufficient to fully amortize the principal balance by the final maturity date, beginning April 15, 1999, and continuing on the 15th day of each consecutive month, until March 15, 2003, when all principal and interest hereunder shall be due and payable.

     INTEREST PAYMENTS. Debtor shall pay interest on the 15th day of each month (commencing August 15, 1998). Should interest not be paid when due, it shall become part of the principal and bear interest as herein provided. All computations of interest under this note shall be made on the basis of a year of 360 days, for actual days elapsed.

     a. BASE INTEREST RATE. At Debtor's option, amounts outstanding hereunder in minimum amounts of at least $250,000.00 shall bear interest at a rate, based on an index to be selected by Debtor, which is 1.250% per annum in excess of: (i) Bank's Adjusted Treasuries Rate for the interest Period selected by Debtor, or (ii) Bank's LIBOR Rate for the Interest Period selected by Debtor, in each case acceptable to Bank.

     No Base Interest Rate may be changed, altered or otherwise modified until the expiration of the Interest Period selected by Debtor. The exercise of interest rate options by Debtor shall be as recorded in Bank's records, which records shall be prima facie evidence of the amount borrowed under either interest option and the interest rate; provided, however, that failure of Bank to make any such notation in its records shall not discharge Debtor from its obligations to repay in full with interest all amounts borrowed. In no event shall any Interest Period extend beyond the maturity date of this note.

     To exercise this option, Debtor may, from time to time with respect to principal outstanding on which a Base Interest Rate is not accruing, and on the expiration of any Interest Period with respect to principal outstanding on which a Base Interest Rate has been accruing, select an index offered by Bank for a Base Interest Rate Loan and an Interest Period by telephoning an authorized lending officer of Bank located at the banking office identified below prior to 10:00 a.m., Pacific time, on any Business Day and advising that officer of the selected index, the Interest Period and the Origination Date selected (which Origination Date, for a Base Interest Rate Loan based on the LIBOR Rate, shall follow the date of such selection by no more than two (2) Business Days).

     Bank will mail a written confirmation of the terms of the selection to Debtor promptly after the selection is made. Failure to send such confirmation shall not affect Bank's rights to collect interest at the rate selected. If, on the date of the selection, the index selected is unavailable for any reason, the selection shall be void. Bank reserves the right to fund the principal from any source of funds notwithstanding any Base Interest Rate selected by Debtor.

     b. VARIABLE INTEREST RATE. All principal outstanding hereunder which is not bearing interest at a Based Interest Rate shall bear interest at a rate per annum of 0.00% in excess of the Reference Rate, which rate shall vary as and when the Reference Rate changes.

     At any time prior to March 15, 1999, subject to the provisions of paragraph 4, below, of this note, Debtor may borrow and repay hereon so long as the total outstanding at any one time does not exceed the principal amount of this note. Debtor shall pay all amounts due under this note in lawful money of the United States at Bank's San Francisco Business Banking Center, or such other office as may be designated by Bank, from time to time.
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2. LATE PAYMENTS. If any payment required by the terms of this note shall remain unpaid ten days after same is due, at the option of Bank, Debtor shall pay a fee of $100 to Bank.

3. INTEREST RATE FOLLOWING DEFAULT. IN THE EVENT OF DEFAULT AT THE OPTION OF Bank, and, to the extent permitted by law, interest shall be payable on the outstanding principal under this note at a per annum rate equal to five percent (5%) in excess of the interest rate specified in subparagraph 1.b, above, calculated from the date of default until all amounts payable under this note are paid in full.

4. PREPAYMENT.

      a. Amounts outstanding under this note bearing interest at a rate based on the Reference Rate may be prepaid in whole or in part at any time, without penalty or premium. Debtor may prepay amounts outstanding under this note bearing interest at a Base Interest Rate in whole or in part provided Debtor has given Bank not less than five (5) Business Days prior written notice of Debtor's intention to make such prepayment and pays to Bank the liquidated damages due as a result. Liquidated Damages shall also be paid, if Bank, for any other reason, including acceleration or foreclosure, receives all or any portion of principal bearing interest at a Base Interest Rate prior to its scheduled payment date. Liquidated Damages shall be an amount equal to the present value of the product of: (i) the difference (but not less than zero) between (a) the Base Interest Rate applicable to the principal amount which is being prepaid, and (b) the return which Bank could obtain if it used the amount of such prepayment of principal to purchase at bid price regularly quoted securities issued by the United States having a maturity date most closely coinciding with the relevant Base Rate Maturity Date and such securities were held by Bank until the relevant Base Rate Maturity Date ("Yield Rate"); (ii) a fraction, the numerator of which is the number of days in the period between the date of prepayment and the relevant Base Rate Maturity Date and the denominator of which is 360; and (iii) the amount of the principal so prepaid except in the event that principal payments are required and have been made as scheduled under the terms of the Base Interest Rate Loan being prepaid, then an amount equal to the lessor of (A) the amount prepaid or (B) 50% of the sum of (1) the amount prepaid and (2) the amount of principal scheduled under the terms of the Base Interest Rate Loan being prepaid to be outstanding at the relevant Base Rate Maturity Date). Present value under the note is determined by discounting the above product to present value using the Yield Rate as the annual discount factor.

      b. In no event shall Bank be obligated to make any payment of refund to Debtor, nor shall Debtor be entitled to any setoff or other claim against Bank, should the return which Bank could obtain under this prepayment formula exceed the interest that Bank would have received if no prepayment had occurred. All prepayments shall include payment of accrued interest on the principal amount so prepaid and shall be applied to payment of interest before application to principal. A determination by Bank as to the prepayment fee amount, if any, shall be conclusive. In the event of partial prepayment, such prepayments shall be applied to principal payments in the inverse order of their maturity.

      c. Bank shall provide Debtor a statement of the amount payable on account of prepayment. Debtor acknowledges that (i) Bank establishes a Base Interest Rate upon the understanding that it apply to the Base Interest Rate Loan for the entire Interest Period, and (ii) any prepayment may result in Bank incurring additional costs, expenses and liabilities; and Debtor agrees to pay these liquidated damages as a reasonable estimate of the costs, expenses and liabilities of Bank associated with such prepayment.

5. DEFAULT AND ACCELERATION OF TIME FOR PAYMENT. Default shall include, but not be limited to, any of the following: (a) the failure of Debtor to make any payment required under this note when due; (b) any breach, misrepresentation or other default by Debtor, any guarantor, co-maker, endorser, or any person or entity other than Debtor providing security for this note (hereinafter individually and collectively referred to as the "Obligor") under any security agreement, guaranty or other agreement between Bank and any Obligor; (c) the insolvency of any Obligor or the failure of any Obligor generally to pay such Obligor's debts as such debts become due; (d) the commencement as to any Obligor of any voluntary or involuntary proceeding under any laws relating to bankruptcy, insolvency, reorganization, arrangement, debt adjustment or debtor relief; (e) the assignment by any Obligor for the benefit of such Obligor's creditors; (f) the appointment, or commencement of any proceeding for the appointment of a receiver, trustee, custodian or similar official for all or substantially all or any Obligor's property; (g) the commencement of any proceeding for the dissolution or liquidation of any Obligor; (h) the termination of existence or death of any Obligor; (i) the revocation of any guaranty or subordination agreement given in connection with this note; (j) the failure of any Obligor to comply with any order, judgement, injunction, decree, writ or demand of any court or other public authority; (k) the filing or recording against any Obligor, or the property of any Obligor, of any notice of levy, notice to withhold, or other legal process for taxes other than property taxes; (l) the default by any Obligor personally liable for amounts owed hereunder on any obligation concerning the borrowing of money; (m) the issuance against any Obligor, or the property of any Obligor, of any writ of attachment, execution, or other judicial lien; or (n) the deterioration of the financial condition of any Obligor which results in Bank deeming itself, in good faith, insecure. Upon the occurrence of any such default, Bank, in its discretion, may cease to advance funds hereunder and may declare all obligations under this note immediately due and payable; however, upon the occurrence of an event of default under d, e, f, or g, all principal and interest shall automatically become immediately due and payable.

6. ADDITIONAL AGREEMENTS OF DEBTOR. If any amounts owing under this note are not paid when due, Debtor promises to pay all costs and expenses, including reasonable attorneys' fees, incurred by Bank in the collection or enforcement of this note. Debtor and any endorsers of this note, for the maximum period of time and the full extent permitted by law, (a) waive diligence, presentment, demand, notice of nonpayment, protest, notice of protest, and notice of every kind; (b) waive the right to assert the defense of any statute of limitations to any debt or obligation hereunder, and (c) consent to renewals and extensions of time for the payment of any amounts due under this note. If this note is signed by more than one party, the term "Debtor" includes each of the undersigned and any successors in interest thereof; all of whose liability shall be joint and several. The receipt of any check or other item of payment by Bank, at its option, shall not be considered a payment on account until such check or other item of payment is honored when presented for payment at the drawee bank. Bank may delay the credit of such payment based upon Bank's schedule of funds availability, and interest under this note shall accrue until the funds are deemed collected. In any action brought under or arising out of this note, Debtor and any Obligor, including
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their successors and assigns, hereby consent to the jurisdiction of any competent court within the State of California, except as provided in any alternative dispute resolution agreement executed between Debtor and Bank, and consent to service of process by any means authorized by said state's law. The term "Bank" includes, without limitation, any holder of this note. This note shall be construed in accordance with and governed by the laws of the State of California. This note hereby incorporates any alternative dispute resolution agreement previously, concurrently or hereafter executed between Debtor and Bank.

7. DEFINITIONS. As used herein, the following terms shall have the meanings respectively set forth below: "ADJUSTED TREASURIES RATE" means a per annum rate of interest based on the percentage yield on U.S. Treasury securities, plus a margin, set by Bank in its discretion, related to the general cost of corporate borrowing for a term comparable to the term of Bank's loan to Debtor, plus Bank's costs, including the cost, if any, of reserve requirement and FDIC assessments. "BASE INTEREST RATE" means a rate of interest based on either the Adjusted Treasuries Rate or the LIBOR Rate. "BASE INTEREST RATE LOAN" means amounts outstanding under this note that bear interest at a Base Interest Rate. "BASE RATE MATURITY DATE" means the last day of the Interest Period with respect to principal outstanding under a Base Interest Rate loan. "BUSINESS
DAY" means a day on which Bank is open for business for the funding of corporate loans, and, with respect to the rate of interest based on the LIBOR Rate, on which dealings in U.S. dollar deposits outside of the United States may be carried on by Bank. "INTEREST PERIOD" means (i) with respect to funds bearing interest at a rate based on the Adjusted Treasuries Rate, any period of not less than 30 nor more than 360 days until March 15, 1999 and not less than 6 months nor more than 48 months up until March 15, 2003, or (ii) with respect to funds bearing interest at a rate based on the LIBOR Rate, any calendar period of not less than 30 days nor more than 360 days until March 15, 1999 and not less than 180 days nor more than 360 days until March 15, 2003. In determining an Interest Period, a month means a period that starts on one Business Day in a month and ends on and includes the day preceding the numerically corresponding day in the next month. For any month in which there is no such numerically corresponding day, then as to that month, such day shall be deemed to be the last calendar day of such month. Any Interest Period which would otherwise end on a non-Business Day shall end on the next succeeding Business Day unless that is the first day of a month, in which event such Interest Period shall end on the next preceding Business Day. "LIBOR RATE" means a per annum rate of interest (rounded upward, if necessary, to the nearest 1/100 of 1%) at which dollar deposits, in immediately available funds and in lawful money of the United States would be offered to Bank, outside of the United States, for a term coinciding with the Interest Period selected by Debtor and for an amount equal to the amount of principal covered by Debtor's interest rate selection, plus Bank's costs, including the cost, if any, of reserve requirements. "ORIGINATION DATE" means the first day of the Interest Period. "REFERENCE RATE" means the rate announced by Bank from time to time at its corporate headquarters as its "Reference Rate." The Reference Rate is an index rate determined by Bank from time to time as a means of pricing certain extensions of credit and is neither directly tied to any external rate of interest or index nor necessarily the lowest rate of interest charged by Bank at any given time.


Oacis Healthcare Systems, Inc.


/s/ STEPHEN F. GHIGLIERI
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Stephen F. Ghiglieri
VP Finance & Admin./CFO/Secr.

/s/ JOHN C. KINGERY
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John C. Kingery
President/COO